Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Exchange of Existing Convertible Preferred Shares
for New Convertible Preferred and Perpetual Preferred Securities

Transaction Establishes Fixed Convertible Preferred Strike Price,

Mitigates Potential Dilutive Impact of Existing Convertible Preferred Shares and

Simplifies Capital Structure

New York, New York, December 12, 2014 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that it has entered into an agreement to exchange RCS Capital’s existing Series A convertible preferred stock owned by Luxor Capital Group LP and its affiliates (“Luxor”) for a new series of perpetual preferred and a new series of convertible preferred stock. In connection with the exchange, Luxor will convert $40.0 million in aggregate liquidation preference of the existing Series A convertible preferred stock.

Pursuant to the new agreement and in conjunction with the conversion of the existing Series A convertible preferred noted above, Luxor will exchange its remaining Series A convertible preferred stock for $110.0 million liquidation preference of new, fixed-rate convertible preferred stock and $145.0 million liquidation preference of new perpetual preferred stock, after which the Series A convertible preferred stock will be retired.

Management Commentary

“By eliminating the floating conversion price of our convertible preferred shares, we have mitigated the potential dilutive impact of those securities, simplified our capital structure, and provided greater clarity for all of our shareholders,” said Michael Weil, RCS Capital’s Chief Executive Officer. “Luxor Capital has been an important partner and our largest institutional investor, and we are pleased that they have agreed to enter into this arrangement to further emphasize their confidence in the long-term value of our platform and the significant growth prospects for the company. We continue to strategically position RCS Capital for success and we believe this transaction further underscores our commitment.”

Exchange Luxor’s Convertible Preferred Stock for New Perpetual Preferred and Convertible Stock with Fixed Conversion Price

The new convertible preferred stock will be entitled to a quarterly dividend of 7.00% per annum payable in cash, or 8.00% per annum if the dividend is not paid in cash on the dividend payment date. The new convertible preferred stock is convertible, at the option of the holder, into shares of RCS Capital’s Class A common stock at a fixed conversion price of $13.00 per share of Class A common stock.

The new perpetual preferred stock will be entitled to a quarterly dividend of 11.00% per annum payable in cash, or 12.5% per annum if the dividend is not paid in cash on the dividend payment date.

Put / Call Rights

Both new series of preferred equity will provide that, starting on the eighth anniversary of the issue date, RCS Capital will have a call right, and preferred equity holders will have a put right, pursuant to which all or a part of the outstanding preferred equity of each series may be redeemed for cash at the aggregate liquidation preference including accrued and unpaid dividends.

In addition, RCS Capital has the right to call, at any time until 18 months following the issue date, all, but not less than all, of the perpetual preferred stock at the liquidation preference (including accrued and unpaid dividends) for cash.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCAP’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Forward-Looking Statements

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries: Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903